Exhibit 10.8

EDISON INTERNATIONAL

2008 EXECUTIVE SEVERANCE PLAN

Amended and Restated Effective January 1, 2024

PREAMBLE

Edison International hereby amends and restates the Edison International Executive Severance Plan effective January 1, 2024. This Plan is intended to be an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

The purpose of this Plan is to provide for continuity in the management and operations of the Employers by offering Eligible Employees of the Affiliates employment protection and financial security.

Article 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations’ within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.

Beneficiary means the person or persons or entity designated as such in accordance with Article 5 of the Plan.

Board means the Board of Directors of EIX.

Cause means the occurrence of either or both of the following:

(1)The Eligible Employee’s conviction for, or pleading guilty or nolo contendere to, committing an act of fraud, embezzlement, theft, or other act constituting a felony; or
(2)The willful engaging by the Eligible Employee in misconduct that:
i.if the event giving rise to the termination of the Eligible Employee’s employment does not occur during a Protected Period, is in violation of EIX’s and/or the Eligible Employee’s Employer’s policies and practices applicable to the Eligible Employee from time to time; or

ii. if the event giving rise to the termination of the Eligible Employee’s employment occurs during a Protected Period, would have resulted in the termination of the Eligible Employee’s employment by EIX or the Eligible Employee’s Employer under EIX’s and/or the Eligible Employee’s Employer’s policies and practices applicable to the Eligible Employee in effect immediately prior to the start of the Protected Period.

However, no act or failure to act, on the Eligible Employee’s part, shall be considered “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of EIX and his or her Employer.

CEO means the Chief Executive Officer of EIX.

Change in Control means a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(1)Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of an Affiliate) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.
(2)On any day after the Effective Date (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either:
i.was a member of the Board on the applicable Initial Date (an “Initial Director”); or
ii.was elected to the Board, or was nominated for election by EIX’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (ii) above if his or her election, or nomination for election by EIX’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the later of (i) the Effective Date or (ii) the date that is two years before the Reference Date.

(3)EIX is liquidated; all or substantially all of EIX’s assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an affiliate of EIX (short of a dissolution of EIX or a liquidation of substantially all of EIX’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.
(4)The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of this Plan.

COBRA means the health care continuation coverage requirements set forth in Section 4980B of the Code.

Code means the Internal Revenue Code of 1986, as amended.

Disability means the Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.

Effective Date means December 31, 2008.

EIX means Edison International, or any successor thereto as provided in Section 8.1.

Eligible Employee means (i) an Executive of an Affiliate or (ii) an employee of an Affiliate who was an Executive of an Affiliate after a Potential Change in Control (unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs) or during a Protected Period.

Employer means the Affiliate employing the Eligible Employee. As the context may require, an Eligible Employee’s Employer means the Employer that employs or last employed the Eligible Employee.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Executive means an Employee of an Affiliate who is designated an Executive by the chief executive officer of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or the Board of EIX.

Executive Bonus Plan means the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual bonuses for Executives of the Employer.

Executive Retirement Plan means the EIX 2008 Executive Retirement Plan, as amended from time to time, or any similar or successor plan sponsored by an Employer.

Good Reason means, without the Eligible Employee’s express written consent, the occurrence of any one or more of the following during the Protected Period:

(1)A material diminution in the Eligible Employee’s authorities, duties, and/or responsibilities.
(2)A material diminution by the Eligible Employee’s Employer of the Eligible Employee’s Salary as in effect on the Effective Date, or as the same shall be increased from time to time.
(3)The relocation of the Eligible Employee’s principal office more than 50 miles from the Eligible Employee’s principal office and which results in an increased commute for the Eligible Employee.
(4)Any other action or inaction that constitutes a material breach by the Employer of the agreement under which the Eligible Employee provides services.

The foregoing events shall only constitute “Good Reason” if the Eligible Employee provides notice to the Employer of the existence of the condition within 90 days of its initial existence and the Employer does not remedy the condition within 30 days.

Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and 14(d)(2) thereof.

Plan means the EIX 2008 Executive Severance Plan.

Potential Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(1)Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX or of an EIX affiliate):
i.announces an intention to take action which, if consummated, would result in a Change in Control; or
ii.becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing fifteen percent (15%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” (and “group” as used in the definition of Person) shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution.
(2)EIX enters into an agreement that, if consummated, would result in a Change in Control.
(3)The Board declares that a Potential Change in Control has occurred for purposes of this Plan.

Prior Calendar Year means the calendar year immediately preceding the Termination Year.

Protected Period means the period related to a Change in Control that is deemed to commence on the date that is six months before the date of the actual Change in Control and end on the date that is two years after the Change in Control.

Qualifying Termination Event means, as to an Eligible Employee, the occurrence of one or both of the following events within the Protected Period corresponding to a Change in Control:

(1)A termination of the Eligible Employee’s employment by his or her Employer, without the Eligible Employee’s consent, for reasons other than Cause or Disability; or
(2)A termination of employment by the Eligible Employee for Good Reason; provided that the termination of employment is in no event later than two years following the initial existence of the Good Reason condition.

Retiree Health Care Program means, as to an Eligible Employee, the Eligible Employee’s Employer’s retiree health care program (if any).

Salary means the Eligible Employee’s basic pay from the Employer (excluding bonuses, long-term incentives, special awards, commissions, severance pay, and other non-regular forms of compensation).

SCE means Southern California Edison Company.

Separation from Service occurs when an Eligible Employee dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Target Bonus Percentage means the target, stated as a percentage of salary, fixed by the Administrator (or by a board, committee, or officer with applicable authority under the terms of the Executive Bonus Plan) for the bonus that may be awarded to the Eligible Employee pursuant to the terms of the Executive Bonus Plan.

Termination Date means, in the case of an Eligible Employee who becomes entitled to benefits under this Plan, the day on which the Eligible Employee incurs a Separation from Service in connection with the event that entitles the Eligible Employee to such benefits.

Termination Year means the calendar year in which the Termination Date occurs.

Article 2
SEVERANCE BENEFITS
2.1Right to Severance Benefits

Subject to Sections 2.6, 8.2, 10.1, and 10.9, an Eligible Employee shall be entitled to receive from his or her Employer the benefits described in Section 2.3 if the Eligible Employee’s employment by his or her Employer is terminated by the Employer without Cause (and other than due to the Eligible Employee’s Disability). Notwithstanding anything else contained herein to the contrary, an Eligible Employee shall not be entitled to receive the benefits described in Section 2.3 if the Eligible Employee is entitled to benefits under or as described in Section 2.2.

2.2Right to Change in Control Severance Benefits

Subject to Sections 2.6, 8.2, 10.1, and 10.9, an Eligible Employee shall be entitled to receive the benefits described in Section 2.4 if the Eligible Employee incurs a Qualifying Termination Event. If more than one Qualifying Termination Event occurs with respect to an Eligible Employee, such events shall constitute a single Qualifying Termination Event and the provisions of Section 2.4 shall apply with respect to the Eligible Employee only once. An Eligible Employee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason for purposes of determining if a Qualifying Termination Event has occurred with respect to the Eligible Employee.

2.3Severance Benefit - Termination by Employer Without Cause (Other than a Qualifying Termination Event or Termination due to the Eligible Employee’s Disability)

In the event that an Eligible Employee becomes entitled to receive benefits in accordance with Section 2.1, then the Eligible Employee shall be entitled to the benefits described in Sections 2.3.1 through 2.3.6 below.

2.3.1Cash Benefit

The Eligible Employee’s Employer shall pay to the Eligible Employee a non-discounted cash amount equal to the sum of the following:

(a)an amount equal to one times the annualized rate of the Eligible Employee’s Salary in effect on the Eligible Employee’s Termination Date;
(b)as to an Eligible Employee who is covered by the Executive Bonus Plan for the Prior Calendar Year, but is not eligible to receive an award for the Prior Calendar Year under the Executive Bonus Plan (the “Prior Year Bonus”) because the Termination Date occurs before the vesting date for the Prior Year Bonus under the Executive Bonus Plan, then the cash benefit under this Section 2.3.1 shall include an amount equal to the Eligible Employee’s Salary earned for the Prior Calendar Year times the Eligible Employee’s Target Bonus Percentage for the Prior Calendar Year under the Executive Bonus Plan;
(c)as to an Eligible Employee who is covered by the Executive Bonus Plan for the Termination Year, but is not eligible to receive an award for the Termination Year under the Executive Bonus Plan (the “Termination Year Bonus”) because the Termination Date occurs before the vesting date for the Termination Year Bonus under the Executive Bonus Plan, then the cash benefit under this Section 2.3.1 shall include a pro rata portion (based on the number of calendar days that elapsed in the calendar year in which the Eligible Employee’s Termination Date occurs between the start of that calendar year and the Eligible Employee’s Termination Date) of the Eligible Employee’s Target Bonus Percentage in effect on the Eligible Employee’s

Termination Date multiplied by the Eligible Employee’s annualized Salary in effect on the Eligible Employee’s Termination Date; and
(d)an amount equal to one times the Eligible Employee’s annualized Salary in effect on the Eligible Employee’s Termination Date times the Eligible Employee’s Target Bonus Percentage in effect on the Eligible Employee’s Termination Date.

The amount determined under this Section 2.3.1 shall be paid as a lump sum without notice or demand within 65 days following the date of the Eligible Employee’s Separation from Service, but only if EIX has timely received from the Eligible Employee the agreement referenced in Section 10.1.

2.3.2Health Care Coverage Benefit
(a)The Eligible Employee will be eligible to participate in the Retiree Health Care Program if, under the terms of the non-executive severance plan (if any) maintained by the Eligible Employee’s Employer and as in effect on the Eligible Employee’s Termination Date, the Eligible Employee would otherwise have been eligible (if he or she had not been an Executive) for participation in the Retiree Health Care Program by virtue of his or her age and service. For purposes of clarity, any healthcare benefits and subsidy (as opposed to eligibility) will be determined under the Retiree Health Care Program and not the non-executive severance plan.
(b)If the Eligible Employee is not eligible for the Retiree Health Care Program in accordance with Section 2.3.2(a), is not otherwise eligible for the Retiree Health Care Program, or his or her Employer does not maintain a retiree health care program, the Eligible Employee will receive an extension of health care coverage for a period following the Eligible Employee’s Termination Date that is the greater of 12 months or the extension period for which the Eligible Employee would have been eligible (if he or she had not been an Executive) under the non-executive severance program (if any) maintained by the Eligible Employee’s Employer and as in effect on the Eligible Employee’s Termination Date but in no event longer than the maximum period the Eligible Employee would be entitled to continuation coverage under COBRA. Any continued coverage in accordance with the preceding sentence shall be on terms similar to those as in effect under the Eligible Employee’s Employer’s health care program in effect with respect to the Eligible Employee immediately before the termination of his or her employment and based on the Eligible Employee’s coverage elections in effect at such time, provided that the actual healthcare benefits and subsidy will be determined under the Eligible Employee’s Employer’s healthcare program as it may be amended from time to time. Notwithstanding Section 6.3 to the contrary, EIX and/or the Eligible Employee’s Employer, as applicable, shall not be obligated to continue such coverage if the Eligible Employee obtains similar coverage from any successor employer or from a health insurance exchange. EIX and/or the Eligible Employee’s Employer, as applicable, shall give the Eligible Employee the required COBRA benefit continuation notice prior to (and the Eligible Employee’s eligibility for continuation benefits under COBRA shall commence as of) the end of the applicable period determined as set forth above.
(c)An Eligible Employee’s coverage under the Retiree Health Care Program pursuant to Section 2.3.2(a) is subject to the Eligible Employee’s Employer’s ability to amend and/or terminate coverage under its Retiree Health Care Program from time to time.  In the event that an

Eligible Employee is covered under a Retiree Health Care Program pursuant to Section 2.3.2(a) and, in the period of time contemplated by Section 2.3.2(b) for the extension of health care coverage pursuant to such section, the Eligible Employee’s Employer terminates its Retiree Health Care Program, the Eligible Employee shall be entitled to an extension of coverage under and pursuant to Section 2.3.2(b) for the balance of the extension period contemplated by Section 2.3.2(b) and following the cessation of the Eligible Employee’s coverage under the Retiree Health Care Program.
2.3.3[Reserved]
2.3.4[Reserved]
2.3.5Outplacement Benefit

The Eligible Employee shall be entitled to reimbursement of up to $20,000 for reasonable outplacement costs incurred in the two-year period commencing on his or her Termination Date. Any such reimbursements shall be paid to the Eligible Employee by the end of the third taxable year of the Eligible Employee following the taxable year in which the Eligible Employee’s Separation from Service occurred.

2.3.6Educational Assistance Benefit

The Eligible Employee shall be entitled to the educational assistance benefit to which he or she would have been entitled (if he or she had not been an executive) under the non-executive severance plan, if any, maintained by his or her Employer and as in effect on the Eligible Employee’s Termination Date. To the extent any educational assistance benefits or reimbursements are taxable to the Eligible Employee and provide for a deferral of compensation within the meaning of Section 409A of the Code, any such reimbursements or benefits shall be paid to the Eligible Employee on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred, shall not be subject to liquidation or exchange for other benefits and the reimbursements or benefits that the Eligible Employee receives in one taxable year shall not affect the amount of reimbursements or benefits that the Eligible Employee receives in any other taxable year.

2.3.7[Reserved]
2.4Change in Control Severance Benefits

If an Eligible Employee incurs a Qualifying Termination Event, the Eligible Employee shall be entitled to the benefits described in Sections 2.3.1 through 2.3.6 above, subject to the following subsections of this Section 2.4.

2.4.1Senior Officer Enhanced Benefit

If the Eligible Employee was a Senior Vice President or an officer of higher rank of EIX or SCE within the 12 month period preceding his or her Termination Date but is not covered by Section 2.4.2, then the Eligible Employee will be entitled to the benefit modifications described in this Section 2.4.1. “Two times” will be substituted for “one times” in Section 2.3.1(a) and Section

2.3.1(d). “$30,000” will be substituted for “$20,000” in Section 2.3.5. Benefits under Section 2.3.2 will be extended to the maximum period permitted under COBRA.

2.4.2Certain Additional Enhanced Benefits

If the Eligible Employee was the most senior officer of EIX, the most senior officer of SCE, the General Counsel of EIX, or the Chief Financial Officer of EIX within the 12 month period preceding his or her Termination Date, then the Eligible Employee will be entitled to the benefit modifications described in this Section 2.4.2. “Three times” will be substituted for “one times” in Section 2.3.1(a) and Section 2.3.1(d). “$50,000” will be substituted for “$20,000” in Section 2.3.5. Benefits under Section 2.3.2 will be extended to the maximum period permitted under COBRA.

2.5Termination for Other Reasons

Except as expressly provided below, EIX and an Eligible Employee’s Employer shall have no obligations (or no further obligations, as the case may be) to the Eligible Employee under this Plan if:

(a)the Eligible Employee’s employment is terminated by his or her Employer for Cause;
(b)the Eligible Employee terminates his or her employment with his or her Employer during a Protected Period other than for Good Reason;
(c)the Eligible Employee’s employment by his or her Employer terminates due to the Eligible Employee’s Disability or death;
(d)the Eligible Employee terminates his or her employment with his or her Employer for any reason if the termination occurs outside of a Protected Period; or
(e)the Eligible Employee is employed by an Employer that is sold, spun off, or liquidated and the Eligible Employee is no longer covered by this Plan as provided in Section 8.2 or the Eligible Employee does not timely comply with Section 10.1.

Notwithstanding anything else contained herein to the contrary, a termination of an Eligible Employee’s employment on account of the Eligible Employee reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by EIX or his or her Employer prior to the commencement of the Protected Period, to the extent such policies are applicable to the Eligible Employee immediately prior to the commencement of the Protected Period and to the extent such policies are consistent with applicable law, shall not entitle the Eligible Employee to the benefits described in Section 2.3 and shall not be a Qualifying Termination Event unless the Eligible Employee was otherwise able to terminate employment for Good Reason immediately prior to his or her retirement and his or her retirement occurred during a Protected Period.

2.6Termination and Repayment of Benefits

EIX or the Eligible Employee’s Employer may terminate (or cause there to be terminated, as the case may be) any benefits otherwise payable or to be paid (or to be provided, as the case may be) to the Eligible Employee under this Plan, and/or may require the Eligible Employee to repay any benefits previously paid or provided to the Eligible Employee under this Plan, and EIX and the Eligible Employee’s Employer shall have no obligations (or no further obligations, as the case may be) to the Eligible Employee with respect thereto, if:

(a)at the time of the termination of the Eligible Employee’s employment, there existed Cause for the Eligible Employee’s Employer to terminate the Eligible Employee’s employment (regardless of whether such Employer knew of the circumstances that constituted Cause at the time of such termination or first became aware of such circumstances after such termination, and regardless of whether the termination of employment was characterized as being for Cause at the time of such termination); or

(b)during the period of the Eligible Employee’s employment by his or her Employer or at any time thereafter, the Eligible Employee committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, trade secrets or other confidential information of EIX or any of its affiliates; or

(c)during the period of the Eligible Employee’s employment by his or her Employer or at any time thereafter, the Eligible Employee breached any no-solicitation obligation owed to EIX or any of its affiliates. (For purposes of clarity, the no-solicitation obligations covered by this Section 2.6(c) include, without limitation, those obligations set forth in Section 7 of the form of Severance Agreement attached hereto as Exhibit A, as those obligations are set forth in the Eligible Employee’s Severance Agreement.)

Any determination by EIX or the Eligible Employee’s Employer that the Eligible Employee’s benefits are to be terminated and/or repaid pursuant to this Section 2.6 shall be communicated to the Eligible Employee in writing. Such writing shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination.

However, as to an Eligible Employee who is otherwise eligible for benefits pursuant to Section 2.3 or 2.4, and who satisfies the requirements of Section 10.1, the Eligible Employee’s minimum aggregate benefit pursuant to Section 2.3.1 (“Minimum Benefit”) shall be the lesser of (i) Ten Thousand Dollars ($10,000), or (ii) the amount of the Eligible Employee’s benefit otherwise determined pursuant to Section 2.3.1 (giving effect to any adjustment thereto pursuant to Section 2.4, if applicable in the circumstances). A termination of benefits pursuant to this Section 2.6 shall not cause the Eligible Employee’s aggregate benefit pursuant to Section 2.3.1 to be less than the applicable Minimum Benefit, nor shall a repayment of benefits required under this Section 2.6 require the Eligible Employee to repay the amount of his or her Minimum Benefit.

The provisions of this Section 2.6 are not in any way in limitation of any other right or remedy, (at law or otherwise, to obtain specific performance, injunctive relief, other appropriate relief and/or damages) otherwise available to EIX or any of its affiliates in the circumstances. Furthermore, the provisions of this Section 2.6 do not in any way limit any obligation

(confidentiality, no-solicitation or otherwise) owed by any Eligible Employee to EIX or any of its affiliates.

2.7Notice of Termination

Any termination of an Eligible Employee’s employment by his or her Employer for Cause or by an Eligible Employee for Good Reason shall be communicated by Notice of Termination. For purposes of this Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated. The Notice of Termination shall be effective on the date specified in Section 10.7 of this Plan. Any Notice of Termination remains subject to the provisions of Section 2.6.

Article 3
TAXES

EIX and/or the Eligible Employee’s Employer, as applicable, has the right to withhold from any amount otherwise payable to an Eligible Employee under or pursuant to this Plan the amount of any taxes that EIX or such Employer may legally be required to withhold with respect to such payment (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes). In the event that tax withholding is required with respect to amounts or benefits payable or deliverable by EIX or the Eligible Employee’s Employer to an Eligible Employee and EIX or the Employer cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, EIX or the Employer may require the Eligible Employee to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits. Each Eligible Employee, former Eligible Employee and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in this Plan or benefits hereunder.

Article 4
[RESERVED]
Article 5
BENEFICIARY DESIGNATION

The Eligible Employee will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Eligible Employee’s death. The Beneficiary designation will be effective when it is submitted to the Administrator during the Eligible Employee’s lifetime in accordance with procedures established by the Administrator.

The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of an Eligible Employee subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Eligible Employee’s new spouse has previously been designated as Beneficiary. The spouse of a married

Eligible Employee must consent in writing to any designation of a Beneficiary other than the spouse.

If an Eligible Employee fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Eligible Employee, then the Administrator will direct the distribution of the benefits to the Eligible Employee’s estate. If a primary Beneficiary dies after commencement of payments to the Beneficiary but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Eligible Employee, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.

Article 6
CONDITIONS RELATED TO BENEFITS
6.1Nonassignability

The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Eligible Employee or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Employee to the fullest extent allowed by law.

6.2No Right to Assets

The benefits paid under the Plan will be paid from the general funds of the Employer who last employs the Eligible Employee immediately prior to the time that the Eligible Employee becomes entitled to benefits hereunder, and the Eligible Employee and any Beneficiary will be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Eligible Employee nor the Beneficiary will have a claim to benefits from any other Affiliate. EIX is not a guarantor of the benefit obligations of other participating Affiliates. By participating in, and by accepting any benefits under, this Plan, Eligible Employees consent to EIX sponsorship of this Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating Affiliates. Each Affiliate is responsible for payment of the accrued benefits under this Plan with respect to its own Eligible Employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under this Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Eligible Employees, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Eligible Employee (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 6.2, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Eligible Employee will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 6.2 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Eligible Employees for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of benefit obligations that are assumed by EIX.

6.3Payment of Obligations Absolute

Subject to the Eligible Employee’s timely compliance with Section 10.1 and the agreement contemplated thereby, each Employer’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Employer may have against the Eligible Employee or anyone else. Each and every payment made hereunder by an Employer shall be final, and the Employer shall not seek to recover all or any part of such payment from the Eligible Employee or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 7 and subject to the Eligible Employee’s timely compliance with Section 10.1 and the agreement contemplated thereby. Eligible Employees shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of an Employer’s obligations to make the payments and arrangements required to be made under this Plan except as provided in Section 2.3.2(b). The foregoing provisions of this Section 6.3 are subject to the provisions of Section 2.6 and Section 10.9.

6.4Other Benefit Plans

All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under EIX’s or other Employer’s tax-qualified pension plans in which the Eligible Employee participates, and any disability, workers’ compensation or EIX or other Employer benefit plan distribution that an Eligible Employee is entitled to, under the terms of any such plan, at the time his or her employment by his or her Employer terminates. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required, and notwithstanding anything else contained herein to the contrary, any severance benefits otherwise payable or deliverable under this Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with EIX, the Participant’s Employer, or their respective Affiliates. Payments received by a person under this Plan shall not be deemed a part of the person’s compensation for purposes of determining the person’s benefits under any employee welfare, pension or other benefit plan or arrangement, if any, provided by an Employer, except where explicitly provided under the terms of such plan or arrangement.

6.5Incapacity

If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.

6.6Six Month Delay

Notwithstanding any other provisions of this Plan, any payment or benefit otherwise required to be made after an Eligible Employee’s Separation from Service that the Employer reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall be subject to a six-month delay so that it is paid as soon as practicable for the Employer (and in all events within ninety (90) days) after the date that is six (6) months after the Eligible Employee’s Separation From Service (or, if earlier, the date of the Eligible Employee’s death). The provisions of this Section 6.6 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

6.7Termination of Employment

Notwithstanding anything else contained herein to the contrary, a Participant shall not be deemed to have terminated employment or had a Separation from Service if his or her employment by an Employer terminates but he or she continues as an employee of another Affiliate.

6.8Re-Employment

Notwithstanding anything else contained herein to the contrary, a Participant shall have no right to severance benefits hereunder (pursuant to Sections 2.3 or 2.4 or otherwise) with respect to a termination of his or her employment if, in connection with such termination, he or she is otherwise entitled to severance benefits under this Plan but, prior to the payment or delivery (or commencement of payment or delivery, as the case may be) of such benefits, the Participant becomes re-employed by his or her Employer or by another Affiliate. Notwithstanding anything else contained herein to the contrary, a Participant’s right to continuing or additional benefits under this Plan (including any right to continue participating in or receive benefits under a plan as provided for in Section 2.3) shall automatically terminate (but the Participant shall have no obligation to re-pay benefits previously paid) if the Participant becomes re-employed by his or her Employer or by another Affiliate. If a Participant is re-employed and his or her employment is subsequently terminated and the Participant again becomes entitled to severance benefits under the terms of this Plan in connection with such later termination of employment, the amount of cash severance payments otherwise payable to the Participant pursuant to Section 2.3.1 in connection with such later termination of employment shall be reduced by the amount of any severance payments paid under this Plan to the Participant within the 24 months prior to such later termination of employment in connection with any prior termination of his or her employment.

Article 7
CLAIMS AND REVIEW PROCEDURES
7.1Claims Procedure for Claims Other Than Due to Disability
(a)Except for claims due to Disability, the Administrator will notify an Eligible Employee or his or her Beneficiary (or person submitting a claim on behalf of an Eligible Employee or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Eligible Employee, the same procedures will apply to the Eligible Employee’s Beneficiaries.
7.2Claims Procedure for Claims Due to Disability
(a)For purposes of Section 7.1, this Section 7.2 and Section 7.3, a claim shall not be considered to be due to Disability if the existence of the Eligible Employee’s Disability is determined by reference to whether the Eligible Employee is eligible for benefits under his or her Employer’s long-term disability plan applicable to the Eligible Employee, as determined by the Employer. A claim due to Disability will be approved or denied by the Administrator or its delegate, as it deems appropriate in its discretion, based on its interpretation of the Plan, medical evidence, and the analysis and conclusions of a physician selected by the Administrator or its delegate. Except as contemplated by this Section 7.2, in no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the

Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information. Furthermore, in the event that a period of time is extended as permitted due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(b)In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 7.2(c) below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (viii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan.
(c)Any good-faith determination by the Administrator or its delegate will be final and binding on the Plan and the claimant unless appealed in accordance with this Section 7.2(c).

Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or the claimant’s duly authorized representative, upon written application to the Administrator, may request that the Plan fully and fairly review the adverse benefit determination (also sometimes referred to herein as an “appeal”). Upon request and free of charge, the claimant pursuing an appeal shall have reasonable access to, and be provided copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The review: (i) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously submitted or considered in the initial adverse benefit determination; (ii) shall not afford deference to the initial adverse benefit determination; (iii) shall be conducted, at the direction of the Administrator, by an appropriate fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the review, nor the subordinate of such individual; (iv) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (v) where based in whole or in part on medical evidence or medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, shall include consultation with a physician, with appropriate training and experience in the field of medicine involved in the medical judgment, who was neither consulted in connection with the initial adverse benefit determination, nor the subordinate of any such professional.

The appeal will then be approved or denied by the Administrator or its delegate, as it deems appropriate, based on its interpretation of the Plan in light of the medical evidence.

Before an adverse benefit determination on review of a claim due to Disability is issued, the claimant shall be provided, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator or its delegate making the benefit determination (or at the direction of the Administrator) in connection with the claim; such evidence will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.

Also before an adverse benefit determination on review based on a new or additional rationale is issued, the claimant shall be provided, free of charge, the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.

A final benefit determination will be made by the Administrator or its delegate, and the Administrator or its delegate shall provide the claimant with written or electronic notification of the final benefit determination within a reasonable period of time, but no later than 45 days immediately following receipt of claimant’s request for review, unless special circumstances require a further extension of time for processing the claim, which extension may be up to an additional 45 days. If such an extension of time for review is required because of special circumstances, the Administrator or its delegate shall provide the claimant with a written notice of the extension prior to the commencement of the extension. The notice shall describe the special circumstances requiring the extension and the date as of which the final benefit determination shall be made. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the case of an adverse final benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant and in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse final benefit determination;
(ii) reference to the specific Plan provisions on which the adverse final benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and mandatory arbitration in accordance with Section 10.3 below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
(b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan; and (viii) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” As described above, there shall be only one level of review of an adverse benefit determination, followed by mandatory arbitration under Section 10.3, before a claimant may bring a civil action pursuant to Section 502 of ERISA.

7.3Dispute Arbitration
(a)Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 7.3 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 7.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 7.1 is a mandatory prerequisite for binding arbitration under this Section 7.3. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 7.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.

(b)After a claimant has exhausted the claim and review procedures set forth in Section 7.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 7.3.

Any arbitration under this Section 7.3 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 7.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if (1) a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 7.3, be subject to de novo review by the Arbitrator, or (2) if the claimant is determined by the Administrator not to be eligible for benefits on account of the Administrator’s determination as to whether Cause, Disability or Good Reason exists, then such decision rendered by the Administrator as to whether Cause, Disability or Good Reason exists shall, if it is challenged by the claimant in accordance with this Section 7.3, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.

At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.

(c)Notwithstanding any contrary provisions of this Section 7.3, if the claim is due to Disability, the following rules apply: (1) arbitration under this Section 7.3 shall be the mandatory second level of appeal following the exhaustion by the claimant of the claim and review procedures set forth in Section 7.2, and such exhaustion is a mandatory prerequisite for arbitration under this Section 7.3—any arbitration or civil action brought with respect to a claim due to Disability prior to the exhaustion of the claim and review procedures set forth in Section 7.2 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim due to Disability under this Section 7.3 shall not be binding, and the claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 7.3(c), if the claim is due to Disability, the arbitration shall be conducted as set forth in Section 7.3(b).
Article 8
SUCCESSORS AND ASSIGNMENT
8.1Successors to an Employer

Subject to Section 8.2, each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Employer or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Employer) to expressly assume and agree to perform the Employer’s obligations under this Plan in the same manner and to the same extent that the Employer would be required to perform them if such succession had not taken place.

8.2Sale, Spin-Off, or Liquidation of an Employer

Except as provided in the following two sentences, if EIX sells (regardless of whether pursuant to a stock sale or sale of all or substantially all of the business and/or assets of the Employer), spins-off or liquidates an Employer (other than EIX), this Plan shall be deemed to have been terminated as to all Eligible Employees employed by that Employer and such Eligible Employees shall have no further rights under this Plan and shall have no right to any payment or benefits under this Plan in respect of such termination. If such a sale, spin-off or liquidation occurs after a Potential Change in Control has occurred (and the Board has not declared in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control) or during a Protected Period, the preceding sentence shall not apply with respect to any Eligible Employee who was employed immediately prior to the Potential Change in Control or start of the Protected Period, as applicable, by EIX or an Employer other than the Employer that is sold, spun off, or liquidated. The first sentence of this Section 8.2 will not apply to an Eligible Employee if (i) the Employer has entered a written agreement with the Eligible Employee, (ii) the agreement has been approved by the CEO or the senior officer of EIX responsible for Human Resources (or by EIX’s director responsible for executive compensation if EIX does not have an officer responsible for Human Resources other than the CEO), (iii) the agreement provides specific conditions under which the Eligible Employee will be eligible for the benefits described in Section 2.3 in connection with the sale or spin-off of the Employer, and (iv) those conditions are met.

Article 9
ADMINISTRATION OF THE PLAN
9.1Administrator Action

The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to himself or herself as an Eligible Employee. The Chair of the Administrator or any other member or members of the Administrator designated by the Chair of the Administrator may execute any certificate or other written direction on behalf of the Administrator.

9.2Powers and Duties of the Administrator

The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

(a)To determine eligibility for and participation in this Plan;
(b)To construe and interpret the terms and provisions of this Plan;
(c)To compute and certify to the amount and kind of benefits payable to Eligible Employees and their Beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Article 3;
(d)To maintain all records that may be necessary for the administration of this Plan;
(e)To provide for the disclosure of all information and the filing or provision of all reports and statements to Eligible Employees, Beneficiaries or governmental agencies as shall be required by law;
(f)To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and
(g)To appoint a plan administrator or any other agent (which may include, without limitation, one or more employees of EIX), and to delegate to them such powers and duties in connection with the administration of this Plan as the Administrator may from time to time prescribe.
9.3Plan Interpretation

The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.

9.4Information

To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of all Eligible

Employees, their death or other cause of termination, and such other pertinent facts as the Administrator may require.

9.5Compensation, Expenses and Indemnity

The members of the Administrator shall serve without additional compensation for their services hereunder beyond that which they are entitled as authorized by the Board. The Administrator is authorized at the expense of EIX to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. EIX shall pay expenses and fees in connection with the administration of this Plan. To the extent permitted by applicable law, EIX shall indemnify and save harmless the Administrator and each member thereof, the Board and each member thereof, and delegates of the Administrator who are employees of EIX against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by EIX or provided by EIX under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

Article 10
MISCELLANEOUS
10.1Release and Agreement

Notwithstanding anything else contained herein to the contrary, each Employer’s obligation to pay benefits to an Eligible Employee is subject to the condition precedent that the Eligible Employee execute, not later than 45 days after the Eligible Employee’s receipt of the Severance Agreement, a valid and effective Severance Agreement in the form attached hereto as Exhibit A (or such other form, which is substantially the same as the form attached hereto as Exhibit A, as the Administrator may require) and such executed agreement is received by EIX and the Eligible Employee’s Employer no later than 52 days after the Eligible Employee’s receipt of the Severance Agreement and is not revoked by the Eligible Employee or otherwise rendered unenforceable by the Eligible Employee. EIX will provide the applicable form of Severance Agreement to the Eligible Employee on or before the seventh day following the Eligible Employee’s Termination Date. EIX may modify the form of Severance Agreement from time to time to comply with applicable laws, rules and regulations. If the 45-day period for the Eligible Employee to consider the Severance Agreement plus any revocation period afforded by applicable law (together, the “Release Period”) spans two different calendar years, payment of the cash severance benefits pursuant to Section 2.3.1 (including any enhancement thereto pursuant to Section 2.4.1), shall be made within the period of time prescribed by Section 2.3.1 but in the second of those two calendar years and, to the extent required to avoid any tax, penalty or interest under Section 409A of the Code, any benefit payment or reimbursement pursuant to Sections 2.3.2 through 2.3.6 (including any enhancement thereto pursuant to Sections 2.4.1 and 2.4.2) that would otherwise be paid in the first of those two years shall not be paid until the second of those two years.

10.2Term of the Plan
(a)This Plan will commence on the Effective Date and shall continue in effect through December 31, 2009. However, at the end of such initial period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one additional year, unless the Administrator (or the Board) delivers written notice at least six months prior to the end of such term, or extended term, to each Eligible Employee that this Plan will not be extended, and if such notice is timely given this Plan will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Potential Change in Control (unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control) or a Change in Control, in which case the provisions of Section 10.2(b) or Section 10.2(c), respectively, shall apply.
(b)If a Potential Change in Control occurs, the Administrator (or the Board) may not give notice that the term of this Plan will not be extended, or will not be further extended, as the case may be, unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs.
(c)In the event a Change in Control occurs during the initial or any extended term, this Plan will remain in effect for the longer of: twenty-four months beyond the month in which such Change in Control occurred; or
(1)as to any Eligible Employee who incurs a Qualifying Termination Event, until all obligations of each Employer hereunder to that Eligible Employee have been fulfilled. Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the initial or any extended term shall also continue the term of this Plan until the later of:
(i)twenty-four months beyond the month in which such Subsequent Change in Control occurred; or
(ii)as to any Eligible Employee who incurs a Qualifying Termination Event, until all obligations of each Employer hereunder have been fulfilled to that Eligible Employee; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Plan if it occurs no later than twenty-four months after the immediately preceding Change in Control or Subsequent Change in Control.
(d)The foregoing provisions of this Section 10.2 are subject to the provisions of Section 8.2 as to any Eligible Employee that is employed by an Employer that is sold or spun-off by EIX.
10.3Employment Status

Except as may be provided under any other written agreement between an Eligible Employee and his or her Employer, the employment of the Eligible Employee by his or her Employer is “at will,” and may be terminated by either the Eligible Employee or the Employer at any time, subject to applicable law. Payments made under this Plan shall not give any person the right to any benefits provided to persons retained in an Employer’s employ (such as, without limitation, health and dental benefits). Except as may otherwise be required by law or set forth specifically in such plans or as otherwise expressly provided in this Plan, such benefits shall terminate as of the date the Eligible Employee’s employment by an Employer terminates.

10.4Gender, Singular and Plural

All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.5Validity

If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

10.6Modification

The Administrator or the Board may from time to time amend this Plan in any way it determines to be advisable; provided, however, that no such amendment shall be effective without the consent of each affected Eligible Employee (or the Eligible Employee’s legal representative) if it is adopted (a) after a Potential Change in Control (unless and until the Board determines in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs), or (b) during a Protected Period. No provision of this Plan may be waived unless as to an Eligible Employee such waiver is agreed to in writing and signed by the Eligible Employee (or the Eligible Employee’s legal representative) and by an authorized member of the Administrator (or the Board) or its designee or legal representative.

10.7Notice

For purposes of this Plan, notices, including Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed:

(a)if to the Eligible Employee, to his or her latest address as reflected on the records of EIX or his or her Employer, and
(b)if to an Employer, to the attention of EIX’s Corporate Secretary at the address of EIX’s principal executive offices; or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Plan and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.

10.8Applicable Law

The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

10.9WARN Act

Benefits payable under this Plan are intended to satisfy, where applicable, any EIX or other Employer’s obligations under the Federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar obligations that EIX or any other Employer may have under any successor or other federal or state severance pay or pay continuation benefit statute (“Similar Severance Pay Law”). If it is determined that severance or pay continuation obligations to or for the benefit of the Eligible Employee exist under WARN or Similar Severance Pay Law that are in addition to benefits payable under this Plan (the “Additional Payments”), then the Eligible Employee’s entitlement to benefits payable in cash pursuant to Section 2.3 or 2.4 shall be reduced by an aggregate amount equal to the aggregate Additional Payments that it is determined the Eligible Employee is entitled to receive, provided that the reduction shall not cause the Eligible Employee’s aggregate benefit pursuant to Section 2.3.1 (giving effect to any adjustment thereto pursuant to Section 2.4, if applicable under the circumstances) to be less than the applicable Minimum Benefit. The Eligible Employee shall repay any amounts paid under this Plan to which he or she was not entitled after giving effect to the preceding sentence.

10.10Statutes and Regulations

Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has caused its duly authorized executive to execute this amended and restated Plan on the 21st day of December, 2023.

EDISON INTERNATIONAL

/s/ Natalie Schilling

Natalie Schilling

Senior Vice President, Human Resources

EXHIBIT A

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made as of the _____ day of __________, 20___, by and between [name], an individual (the “Individual”), and Edison International, a California corporation (the “Company”), it provides for a termination date of [date—usually the day after the last day on payroll] (the “Termination Date”), and it is a severance agreement that includes a release, a confidentiality agreement, and an agreement not to solicit employees, and certain other terms and conditions.

RECITALS

A.The Individual and the Company have reached agreement on the termination of the Individual’s employment by the Company and/or one or more of its current or former subsidiaries or affiliates, including but not limited to Southern California Edison Company (collectively, the Company and its current or former subsidiaries and affiliates are referred to herein as the “Company Group”).

B.The Individual and the Company further desire to resolve all pending and potential actions and issues between the Individual and each member of the Company Group without the further expenditure of time and expense of litigation and, for that reason, have entered into this Agreement.

C.The Company maintains the Edison International 2008 Executive Severance Plan (the “Plan”). The Company's (and/or another member of the Company Group’s) obligation to pay or continue paying severance benefits to the Individual under and in accordance with the terms of the Plan, which benefits are summarized and attached to this Agreement as Exhibit A (the “Severance Benefits”), is subject to the requirement that the Company timely receive this Agreement from the Individual and that the Individual does not revoke or otherwise render this Agreement unenforceable.

AGREEMENT

In consideration of the covenants undertaken and the releases contained in this Agreement, and the Individual’s right to receive the Severance Benefits, the Individual and the Company agree as follows:

1.Termination of Employment

The Individual and the Company agree that the Individual’s employment by the Company and/or one or more of the other members of the Company Group is terminated effective the Termination Date. Accordingly, the Individual hereby resigns any and all of his or her positions, offices, and/or directorships with each entity in the Company Group and any employment agreement(s) between the Individual and one or more members of the Company Group be, and they hereby are, terminated effective the Termination Date.

2.Severance Benefit

The Company and/or the appropriate member of the Company Group will pay to the Individual the Severance Benefits in accordance with the terms of the Plan.

3.Release by the Individual

Except for those obligations created by or arising out of this Agreement, the Individual on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, its parent (if any), the Company’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, benefit plans, benefit plan fiduciaries, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with the Individual’s employment relationship with any member of the Company Group, or the termination of his or her employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Worker Adjustment and Retraining Notification Act, the California Labor Code, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except vested benefits that the Individual may be entitled to receive as outlined in Exhibit A hereto, or vested benefits that the Individual may be entitled to receive, if any, under and in accordance with the terms of the Southern California Edison Company Retirement Plan or other qualified Company Group pension plan, Edison 401(k) Savings Plan, Medical Program, Dental Program, Vision Care Plan, Health Care Reimbursement Account Program, Dependent Care Reimbursement Account Program, and Employee Assistance Program). Exhibit A is incorporated herein by this reference. Without limiting the generality of the foregoing release, the Individual agrees that effective as of the Termination Date (i) he or she is not eligible for benefits under the Southern California Edison Company Comprehensive Disability Plan (the “CDP”) except to the extent (if any) the Individual is entitled to benefits under the CDP in the same amount and payable at the same time as would otherwise be payable under California State Disability Insurance, and (ii) he or she is not eligible for benefits under the Edison International 2008 Executive Disability Plan (the “Executive Disability Plan”) unless the Individual qualifies for and receives long-term disability benefits under the Southern California Edison Company Long Term Disability Plan (the “LTD Plan”), and the amount and duration of CDP, LTD or Executive Disability Plan benefits provided to the Individual on and after the Termination Date (if any) shall be determined under the terms of the respective disability plan. Nothing in this Agreement should be construed to release claims that cannot be released as a matter of law.

4.Known and Unknown Claims

It is the intention of the Individual and the Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Individual hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Individual acknowledges that he or she may hereafter discover claims or facts in addition to or different from those which he or she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Individual hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The Individual acknowledges that he or she understands the significance and consequence of such release and such specific waiver of SECTION 1542.

5.Other Waiver by the Individual

The Individual expressly acknowledges and agrees that, by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

6.Confidentiality

The Individual represents and covenants that he or she has not previously and that he or she will not at any time, unless compelled by process of law, disclose or use for his or her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any member of the Company Group; provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Individual's breach of this covenant. The Individual agrees that he or she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group, except that he or she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Individual further agrees that he or she will not retain or use for his or her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group. Nothing in this Agreement shall be construed to prohibit the Individual from discussing the terms, wages, and working conditions of the Individual’s employment to the extent such communication is protected by applicable labor law. Furthermore, nothing in this Agreement shall be construed to prevent the Individual from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Individual has reason to believe is unlawful. In addition, nothing in this Agreement shall be construed to prohibit the Individual from filing a complaint or reporting any concern (including any safety concern) to any federal or state agency or legislature, including, but not limited to, the United States Nuclear Regulatory Commission, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and the National Labor Relations Board, or prohibit the Individual from communicating with or otherwise participating in any proceeding or investigation by a federal or state agency or legislature regarding such concern, without notice to the Company. The Individual acknowledges, however, his or her release shall remain effective and binding, and Individual shall take nothing from the Company as a result of any such investigation or proceeding from any person or entity released in paragraph 3. This Agreement does not limit the Individual’s right to receive an award from a government agency for information provided to that agency. Further, this Section 6 does not, in any way, restrict or impede the Individual from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

Pursuant to the Defend Trade Secrets Act of 2016, the Individual acknowledges that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Individual understands that the Company Group will not retaliate against the Individual in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Individual files any type of proceeding against any member of the Company Group alleging that a member of the Company Group retaliated against the Individual because of the Individual’s disclosure, the Individual may disclose the relevant confidential information to the Individual’s attorney and may use the confidential information in the proceeding if (x) the Individual files any document containing the confidential information under seal, and (y) the Individual does not otherwise disclose the confidential information except pursuant to court or arbitral order.

7.No Solicitation

The Individual represents and covenants that he or she has not previously and that he or she will not at any time during the period commencing on the date hereof and ending on the first anniversary of the date hereof (the “Limitation Period”) directly or indirectly solicit any person who is then, or at any time within six months prior to the Limitation Period was, an employee of an entity within the Company Group (as it may now or in the future be composed) who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment, to work for any business, individual, partnership, firm, corporation, or other entity then in competition in the Specified Counties with the business of any entity within the Company Group.  The Specified Counties are the counties of Los Angeles, Orange, Riverside, San Bernardino, Ventura, Santa Barbara, Kern, Tulare, Inyo, Mono, and Fresno.

8.Representations by the Individual

The Individual further expressly acknowledges, represents, and agrees that:

a.He or she was not otherwise entitled to the Severance Benefits (in the event that the Individual is entitled to severance or pay continuation benefits under any federal or state law, including without limitation the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, the Individual acknowledges, represents and agrees that he or she was not otherwise entitled the level of Severance Benefits being offered and that such benefits exceed the minimum required statutory level of benefits that he or she may have otherwise been entitled to);
b.His or her right to receive the Severance Benefits is consideration for his or her agreements herein and the Severance Benefits (to the extent that they exceed any minimum required statutory level of benefits under WARN or otherwise) would not be paid if he or she did not execute and deliver this Agreement;
c.If, despite the Individual’s release of claims as stated herein, it is determined that other severance or pay continuation obligations to or for the benefit of the Individual exist under WARN or similar state law (the “Additional Payments”), the Individual’s entitlement to the Severance Benefits payable in cash shall be reduced by an aggregate amount equal to the aggregate Additional Payments that it is determined the Individual is entitled to receive, provided that the Individual will be entitled to the Minimum Benefit specified in Section 2.6 of the Plan, which Minimum Benefit the Individual agrees is, in and of itself, good and sufficient consideration for the Individual’s agreements and releases set forth in this Agreement;
d.To the extent the Individual receives cash Severance Benefits that the Individual was not entitled to receive for any reason (including, without limitation, due to reduction for the Additional Payments), the Individual acknowledges, represents and agrees that he or she will promptly return the full amount of the excess payments;

e.The restrictions on him or her which are set forth in Sections 6 and 7 are reasonable;
f.The Severance Benefits are subject to termination or reduction pursuant to Sections 2.6 and 10.9 of the Plan, provided that in all cases the Individual will be entitled to the Minimum Benefit specified in Section 2.6 of the Plan, which Minimum Benefit the Individual agrees is, in and of itself, good and sufficient consideration for the Individual’s agreements and releases set forth in this Agreement;
g.He or she was orally advised by the Company and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
h.He or she was given a copy of this Agreement prior to the date of its execution, and informed that he or she had up to forty-five (45) days within which to consider the Agreement; if he or she signs this Agreement before the end of such forty-five (45) day period, he or she will have done so voluntarily and with full knowledge that he or she is waiving his or her right to have forty-five (45) days to consider this Agreement; and in the event that there are any changes to this Agreement, he or she agrees that no changes, whether material or immaterial, will restart the running of the forty-five (45) day period;
i.He or she was informed that he or she has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement; and
j.He or she has had the opportunity to consult with his or her advisors and attorneys regarding this Agreement (including, without limitation, its terms, conditions, and effects) and represents that he or she has so consulted with such advisors and attorneys.
9.Confidentiality of the Agreement

The Individual shall not disclose this Agreement, or any of its terms and conditions, including but not limited to the consideration for this Agreement, to any person other than the Individual’s spouse, attorneys, medical providers, accountants, tax preparers, financial advisors, and tax advisors (collectively, the “Confidants”). Before the Individual discloses to a Confidant this Agreement, or any of its terms or conditions, the Confidant must explicitly state in writing to the Individual that the Confidant will keep such information confidential as required by this Agreement. The Individual or his/her counsel may also disclose information concerning the financial terms of this Agreement to the Internal Revenue Service and/or California Franchise Tax Board, as may be necessary to support or explain any tax return that may be filed with either agency by the Individual or his/her counsel.

Except as set forth in Section 6 and above in this Section 9, any inquiry made to the Individual or the Confidants about this Agreement, or the settlement terms and conditions referred to herein, shall be met only by a statement that the claim has been resolved.

The Individual hereby agrees that disclosure by the Individual or any Confidant of any of the terms and conditions of this Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement by the Individual.

10.No Prior Assignment or Transfer

The Individual warrants and represents to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold harmless the Releasees from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

11.No Right to Reinstatement; Inquiries from Prospective Employers

The Individual and the Company acknowledge that any employment relationship between the Individual and the Company Group terminated on the Termination Date, and that they have no further employment or contractual relationship except as may arise out of this Agreement and that the Individual waives any right or claim to reinstatement as an employee of any member of the Company Group. In the event any member of the Company Group receives inquiries about the Individual from prospective employers, such member shall provide to such persons or entities only the following information: confirmation of the Individual's employment dates; position history; that the Individual’s employment with the Company Group was mutually terminated; and salary history if the Individual approves the provision of salary history information.

12.Taxes

The Individual agrees that he or she shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration that he or she receives pursuant to this Agreement and the Individual hereby represents that he or she shall make payments on such taxes at the time and in the amount required of him or her. In addition, the Individual hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein. The Individual further agrees to provide the Releasees and each of them with any tax information that they or it may reasonably request.

13.Beneficiaries and Successors

Each Releasee shall be deemed to be a beneficiary of the Individual’s promises and representations made herein. In the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall inure to the benefit of such successor. In the event of a merger, transfer or sale of the stock or assets of an entity in the Company Group that results in such entity not continuing as a member of the Company Group, the Individual's promises and representations made herein shall continue to inure to the benefit of such entity as well as the Company.

14.Entire Agreement

This instrument constitutes and contains the entire agreement and understanding concerning the Individual’s relationship with the Company Group, the termination of the Individual’s employment, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

Notwithstanding the foregoing paragraph, any obligations of the Individual regarding confidentiality, trade secrets, inventions, no solicitation, or similar matters under an existing agreement or policy to which the Individual is a party or otherwise bound (“Additional Obligations”) shall continue in effect and, to that end, such Additional Obligations are outside of the scope of the foregoing paragraph. The provisions of this Agreement pertaining to confidentiality, trade secrets, inventions, no solicitation, or similar matters are in addition to (and not in lieu of) any such Additional Obligations.

15.Revocability

The Individual may revoke this Agreement in its entirety during the seven (7) days following execution of this Agreement by the Individual. Any revocation of this Agreement must be in writing, clearly state that it is a revocation of this Agreement, and be hand delivered to, or delivered in such a manner to ensure receipt by, the General Counsel of the Company during the revocation period. This Agreement will become effective, enforceable, and irrevocable upon seven (7) days following its execution by the Individual, unless it is revoked during the seven-day period.

16.Severability

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

17.Governing Law

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

18.Mandatory Arbitration

Except for the injunctive relief provided for in the last paragraph of this Section 18, any dispute or controversy between the Individual, on the one hand, and the Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or arising out of or related to any other dispute between the Individual and the Company or any other member of the Company Group, now or in the future, shall be resolved through: (a) the claims and arbitration provisions contained in

Article 7 of the Plan, to the extent the dispute or controversy involves the Severance Benefits or any other benefits under the Plan; (b) the claims and dispute resolution provisions of the applicable benefit plan, to the extent the dispute or controversy involves any claim not released under this Agreement with respect to a benefit plan that is (i) sponsored or maintained by the Company or any other member of the Company Group and (ii) subject to the Employee Retirement Income Security Act of 1974; or (c) final and binding arbitration in accordance with the arbitration provisions in the following paragraph, for other disputes or controversies.

Any arbitration under this Section 18 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”); the JAMS Rules are currently available at https://www.jamsadr.com/rules-employment-arbitration/english and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Company. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.

It is further agreed that the Company will or would suffer irreparable injury if the Individual were to breach Section 6 or 7 of this Agreement and that, regardless of the dispute resolution provisions set forth in the foregoing paragraphs, the Company would by reason of such breach or potential breach be entitled to injunctive relief in a court of appropriate jurisdiction, and the Individual further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Individual from engaging in any act, conduct, or relationship in violation of, or that would reasonably result in a violation of, this Agreement.

19.Counterparts, Headings

This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation.

20.Waiver, Amendment

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver shall be binding unless in writing and signed by the party waiving the breach. No amendment of any term or provision of this Agreement shall be binding unless in writing and signed by all parties to this Agreement.

21.No Presumption

In entering this Agreement, the parties represent that they have had full opportunity to consult with attorneys of their own choice, that the parties have completely read and understood the terms of this Agreement and voluntarily accepted such terms. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because it or its representatives drafted any of the provisions of this Agreement.

22.Additional Acts

All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

[The remainder of this page has intentionally been left blank.]

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED on this ______ day of _________________ at ______________________ (County and State where agreement is signed).

The Individual Signature:
Print Name:

EXECUTED on this ______ day of _________________ at ______________________ (County and State where agreement is signed).

Edison International

By:
Print Name:
Title: